Exhibit 10.13

2013 LONG-TERM INCENTIVE PLAN
2020 ACCOMPLISHMENT AWARD AGREEMENT

United States Cellular Corporation, a Delaware corporation (the "Company"), hereby grants to Laurent C. Therivel (the "Employee") as of July 1, 2020 (the "Grant Date"), an Accomplishment Award (the "Award") with respect to 145,021 shares of Common Stock. The Award is granted pursuant to the provisions of the United States Cellular Corporation 2013 Long-Term Incentive Plan, as amended from time to time (the “Plan”) and is subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.    Award Subject to Acceptance

The Award shall become null and void unless the Employee accepts the Award and this Award Agreement either electronically by utilizing the Employee’s Company on-line account with Solium Capital, which is accessed at www.solium.com/login, or in paper format which may be obtained by contacting Mary Beth Richardson.

2.    Restriction Period and Forfeiture

(a) In General. Except as otherwise provided in this Award Agreement, the Award shall become nonforfeitable and the Restriction Period with respect to the Award shall terminate in the event that during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, the Company achieves both (i) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry (defined as the weighted average wireless revenue growth of AT&T, Inc., Verizon Communications, Inc. and T-Mobile U.S., Inc., or their successors, for that same two-year period) and (ii) an average annual return on capital that exceeds six percent (6%); provided, however, that each of (i) and (ii) (collectively, the “Performance Measures”) must be satisfied during the same two calendar-year period and provided, further, that the Employee must remain continuously employed by the Employers and Affiliates through the last day of that same two calendar-year period. The December 31 that the conditions set forth in the immediately preceding sentence are achieved and the Award becomes nonforfeitable shall herein be referenced as the “Vesting Date.”

For purposes of this Award Agreement, the Company’s “total revenue” means total operating revenues determined on a consolidated company-wide basis and in a manner consistent with the Company’s presentation of total operating revenues for consolidated external reporting, and the wireless industry’s “total revenue” will be based on each respective company’s definition of wireless operating revenues and will be consistent with external reporting.

For purposes of this Award Agreement, “return on capital” means “Adjusted Net Operating Profit After Tax/Average Capital,” as defined below.
•Adjusted Net Operating Profit After Tax is defined as (Operating income plus Investment income plus Non-operating gains/losses plus Dividend income plus Interest income plus Other income (expense) plus effective interest expense on operating lease payments) multiplied by (1 – Effective Tax Rate).
•Average Capital is defined as total Debt (current & long-term) plus total Equity plus Right of Use Lease Liabilities (current & long-term)

Achievement of the Performance Measures shall be determined and certified by the Committee in writing, and if the Award has become nonforfeitable pursuant to the first paragraph of this Section 2(a), then the Company shall issue to the Employee in a single payment the shares of Common Stock subject to the Award no later than March 15 of the calendar year immediately following the Vesting Date.

Unless earlier forfeited and canceled pursuant to this Section 2, the Award shall terminate in its entirety and be forfeited and canceled effective December 31, 2026, if the Performance Measures have not been achieved as of such date, and the Employee shall have no rights with respect thereto.

(b) Death. If the Employee terminates employment with the Employers and Affiliates prior to the Vesting Date by reason of death, then on the date of the Employee’s death one-third of the shares of Common Stock subject to the Award shall become nonforfeitable and the Restriction Period with respect to the Award shall terminate with respect to those shares. Within sixty (60) days following the date of the Employee’s death, the Company shall issue to the Employee’s designated beneficiary in a single payment the shares of Common Stock subject to the Award that have become nonforfeitable. On the date of the Employee’s termination by reason of death, the portion of the Award that does not become nonforfeitable pursuant to the first sentence of this Section 2(b) (i.e., two-thirds of the shares of Common Stock subject to the Award) shall be forfeited and shall be canceled by the Company.

(c) Disability. If the Employee terminates employment with the Employers and Affiliates prior to the Vesting Date by reason of Disability, then on the date of the Employee’s termination of employment one-third of the shares of Common Stock subject to the Award shall become nonforfeitable and the Restriction Period with respect to the Award shall terminate with respect to those shares. The Company shall issue the shares of Common Stock subject to the Award that have become nonforfeitable in a single payment within sixty (60) days following the date of the Employee’s termination of employment. On the date of the Employee’s termination by reason of Disability, the portion of the Award that does not become nonforfeitable pursuant to the first sentence of this Section 2(c) (i.e., two-thirds of the shares of Common Stock subject to the Award) shall be forfeited and shall be canceled by the Company. For purposes of this Award Agreement, “Disability” shall mean a total physical disability which, in the Committee’s judgment, prevents the Employee from performing substantially his or her employment duties and responsibilities for a continuous period of at least six months.

(d) Other Termination of Employment. If the Employee terminates employment with the Employers and Affiliates prior to the Vesting Date for any reason other than death or Disability, then on the date of the Employee’s termination of employment the Award shall be forfeited and shall be canceled by the Company.

(e) Forfeiture of Award and Award Gain upon Competition, Misappropriation, Solicitation or Disparagement. Notwithstanding any other provision herein, if the Employee engages in (i) Competition (as defined in this Section 2(e) below); (ii) Misappropriation (as defined in this Section 2(e) below); (iii) Solicitation (as defined in this Section 2(e) below) or (iv) Disparagement (as defined in this Section 2(e) below), in each case as determined by the Company in its sole discretion, then (i) on the date of such Competition, Misappropriation, Solicitation or Disparagement, the Award immediately shall be forfeited and shall be canceled by the Company and (ii) in the event that the Award became nonforfeitable within the twelve months immediately preceding such Competition, Misappropriation, Solicitation or Disparagement, the Employee shall pay the Company, within five business days of receipt by the Employee of a written demand therefore, an amount in cash determined by multiplying the number of shares of Common Stock subject to the Award (without reduction for any shares of Common Stock delivered by the Employee or withheld by the Company pursuant to Section 4.3) by the Fair Market Value of a share of Common Stock on the date that the Award was paid. The Employee acknowledges and agrees that the Award, by encouraging stock ownership and thereby increasing an employee’s proprietary interest in the Company’s success, is intended as an incentive to participating employees to remain in the employ of the Employers or an Affiliate. The Employee acknowledges and agrees that this Section 2(e) is therefore fair and reasonable, and not a penalty.

The Employee may be released from the Employee’s obligations under this Section 2(e) only if and to the extent the Committee determines in its sole discretion that such release is in the best interests of the Company.

The Employee agrees that by accepting this Award Agreement the Employee authorizes the Employers and any Affiliate to deduct any amount owed by the Employee pursuant to this Section 2(e) from any amount payable by the Employers or any Affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay or bonus. The Employee further agrees to execute any documents at the time of setoff required by the Employers and any Affiliate in order to effectuate the setoff. This right of setoff shall not be an exclusive remedy and an Employer’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Employee or any other remedy. Should the Employers and/or any Affiliate institute a legal action against the Employee to recover the amounts due, the Employee agrees to reimburse the Employers and/or any Affiliate for their reasonable attorneys’ fees and litigation costs incurred in recovering such amounts from the Employee.

For purposes of this Award Agreement, “Competition” shall mean that the Employee, directly or indirectly, individually or in conjunction with any Person, during the Employee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf (i) has contact with any customer of an Employer or Affiliate or with any prospective customer which has been contacted or solicited by or on behalf of an Employer or Affiliate for the purpose of soliciting or selling to such customer or prospective customer the same or a similar (such that it could substitute for) product or service provided by an Employer or Affiliate during the Employee’s employment with the Employers and the Affiliates; or (ii) becomes employed in the business or engages in the business of providing wireless, telephone, broadband or information technology products or services in any county or county contiguous to a county in which an Employer or Affiliate provided such products or services during the Employee’s employment with the Employers and the Affiliates or had plans to do so within the twelve month period immediately following the Employee’s termination of employment.

For purposes of this Award Agreement, “Misappropriation” shall mean that the Employee (i) uses Confidential Information (as defined below) for the benefit of anyone other than the Employers or an Affiliate, as the case may be, or discloses the Confidential Information to anyone not authorized by the Employers or an Affiliate, as the case may be, to receive such information; (ii) upon termination of employment, makes any summaries of, takes any notes with respect to or memorizes any Confidential Information or takes any Confidential Information or reproductions thereof from the facilities of the Employers or an Affiliate or (iii) upon termination of employment or upon the request of the Employers or an Affiliate, fails to return all Confidential Information then in the Employee’s possession. For the avoidance of doubt, “Misappropriation” does not include disclosure of Confidential Information to a governmental regulatory agency, such as the U.S. Securities and Exchange Commission, provided that the Employee informs the agency that the Employers and/or Affiliates deem the information to be confidential. “Confidential Information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business, or financial information of the Employers or an Affiliate.

For purposes of this Award Agreement, “Solicitation” shall mean that the Employee, directly or indirectly, individually or in conjunction with any Person, during the Employee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf, solicits, induces or encourages (or attempts to solicit, induce or encourage) any individual away from any Employer’s or Affiliate’s employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Employers’ and Affiliates’ interests with undivided loyalty.

For purposes of this Award Agreement, “Disparagement” shall mean that the Employee has made a statement (whether oral, written or electronic) to any Person other than to an officer of an Employer or an Affiliate that disparages or demeans the Employers, any Affiliate, or any of their respective owners, directors, officers, employees, products or services. For the avoidance of doubt, “Disparagement” does not include making truthful statements to any governmental regulatory agency or to testimony in any legal proceeding.

3. Change in Control

(a)    In General. Notwithstanding any provision in the Plan or any other provision of this Award Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to the Award as it deems appropriate, including, without limitation: (i) causing the Award to become nonforfeitable in whole or in part; and/or (ii) causing the Restriction Period with respect to the Award to lapse in full or in part and payment of the Award, to the extent the Restriction Period has lapsed, to occur within sixty (60) days following the occurrence of the Change in Control (the “Change in Control Payment Period”); and/or (iii) substituting for some or all of the shares of Common Stock subject to the Award the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to the Change in Control, with an appropriate and equitable adjustment to the Award as determined by the Committee in accordance with Section 4.5 below and/or (iv) requiring that the Award, in whole or in part, be surrendered to the Company by the holder thereof and be immediately canceled by the Company and providing that the holder of the Award receive, within the Change in Control Payment Period, (X) a cash payment in an amount equal to the number of shares of Common Stock then subject to the portion of the Award surrendered, to the extent the Restriction Period on the Award has lapsed or will lapse pursuant to this Section 3(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control; (Y) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to the Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (X) above; or (Z) a combination of the payment of cash pursuant to clause (X) above and the issuance of shares pursuant to clause (Y) above.

(b)    Definition of Change in Control. For purposes of the Plan and this Award Agreement, a "Change in Control" shall mean:

(1) the acquisition by any Person, including any "person" within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of the Company to elect at least 50% or more of the members of the Board or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 3(b), or (v) any acquisition by the following Persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the Persons described in clause (A) or (B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clause (A) or (B) or their lineal descendants, or (E) the voting trust which expires on June 30, 2035, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such Persons, collectively, the "Exempted Persons");

(2) individuals who, as of March 15, 2016, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to March 15, 2016, and whose election or nomination for election by the Company's stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board;

(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

4.    Additional Terms and Conditions of Award

4.1. Transferability of Award. Except pursuant to a beneficiary designation on a form prescribed by the Company and effective on the Employee's death, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

By accepting the Award, the Employee agrees that if all beneficiaries designated on a form prescribed by the Company predecease the Employee or, in the case of corporations, partnerships, trusts or other entities which are designated beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Employee’s death, or if the Employee fails to properly designate a beneficiary on a form prescribed by the Company (including by failure to return such form to the appropriate Company representative during the Employee’s lifetime), then the Employee hereby designates the following Persons in the order set forth herein as the Employee’s beneficiary or beneficiaries: (i) the Employee’s spouse, if living, or if none, (ii) the Employee’s then living descendants, per stirpes, or if none, (iii) the Employee’s estate.

4.2. Investment Representation. The Employee hereby represents and covenants that (a) any shares of Common Stock acquired upon the lapse of restrictions with respect to the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation is true and correct as of the date of acquisition of any shares hereunder or is true and correct as of the date of sale of any such shares, as applicable. As a condition precedent to the issuance or delivery to the Employee of any shares subject to the Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

4.3. Tax Withholding. The Employee timely shall pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to the Award. The Employee may elect to satisfy his or her obligation to advance the Required Tax Payments by (a) authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered to the Employee pursuant to the Award, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award or (b) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award. Shares of Common Stock to be withheld or delivered may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate; provided, however, that in the case of withholding of such shares, the number of shares to be withheld to satisfy the Required Tax Payments shall be rounded up to the nearest whole share, and the Company shall reimburse the Employee in cash for any such excess tax withholding as soon as practicable thereafter.

4.4. Award Confers No Rights as a Stockholder. The Employee shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until the restrictions on the Award lapse and the Employee becomes a stockholder of record with respect to such shares.

4.5. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of shares of Common Stock subject to the Award shall be appropriately and equitably adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation of the Company, such adjustment described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, such adjustment shall be final, binding and conclusive. If such adjustment would result in a fractional share being subject to the Award, the Company shall pay the holder of the Award, on the date that the shares with respect to the Award are issued, an amount in cash determined by multiplying (i) the fraction of such share (rounded to the nearest hundredth) by (ii) the Fair Market Value of a share on the date that the Restriction Period with respect to the Award terminates.

4.6. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares will not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

4.7. Delivery of Shares. On the date of payment of the Award, the Company shall deliver or cause to be delivered to the Employee the shares of Common Stock subject to the Award. The Company may require that the shares of Common Stock delivered pursuant to the Award bear a legend indicating that the sale, transfer or other disposition thereof by the Employee is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. The holder of the Award shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, unless the Company in its discretion elects to make such payment.

4.8. Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or the acceptance of this Award Agreement and the Award by the Employee give or be deemed to give the Employee any right to continued employment by or service with the Company or any of its subsidiaries or affiliates.

4.9. Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive.

4.10. Company to Reserve Shares. The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to the Award from time to time.

4.11. Award Agreement Subject to the Plan. This Award Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Employee hereby acknowledges receipt of a copy of the Plan.

4.12. Award Subject to Clawback. The Award and any shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

5.    Miscellaneous Provisions

5.1. Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any Person or Persons who shall, upon the death of the Employee, acquire any rights hereunder.

5.2. Notices. All notices, requests or other communications provided for in this Award Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, (c) by electronic mail, utilizing notice of undelivered electronic mail features or (d) by telecopy with confirmation of receipt. The notice, request or other communication shall be deemed to be received (a) in case of delivery, on the date of its actual receipt by the party entitled thereto, (b) in case of mailing by certified or registered mail, five days following the date of such mailing, (c) in case of electronic mail, on the date of mailing but only if a notice of undelivered electronic mail is not received or (d) in case of telecopy, on the date of confirmation of receipt.

5.3. Governing Law. The Award, this Award Agreement and the Plan, and all determinations made and actions taken pursuant thereto, to the extent otherwise not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.4. Compliance with Section 409A of the Code. It is intended that the Award, this Award Agreement and the Plan be exempt from the requirements of section 409A of the Code to the maximum extent possible.

UNITED STATES CELLULAR CORPORATION

By:
LeRoy T. Carlson, Jr.
Chairman

(Accept grant electronically via Employee’s account at www.solium.com/login)

IMPORTANT NOTICE-PLEASE READ
If this is your first grant of stock options, restricted stock units or a performance/accomplishment award from U.S. Cellular®, please note that you must submit a beneficiary designation form to U.S. Cellular®, Attn: Compensation Department, 8410 W. Bryn Mawr Avenue, Chicago, IL 60631. The form can be printed from your account at www.solium.com/login under the “Personal Profile and Passwords” tab, “Miscellaneous Account Information” section. You also may elect at any time to change a previously-designated beneficiary for your stock options, restricted stock units and performance/accomplishment awards by completing and submitting to U.S. Cellular a new beneficiary designation form.